Exhibit 99.1

Press Release

CEVA ANNOUNCES REORGANIZATION AND MANAGEMENT CHANGES

SAN JOSE, Calif. - May 9, 2005 - CEVA, Inc. (NASDAQ: CEVA; LSE: CVA) a leading licensor of digital signal processors (DSP), communications and multimedia solutions to the semiconductor industry, today announced that in order to streamline operations and increase profit potential it has decided to restructure its corporate management, reduce overhead and consolidate its activities.

In light of this move, San Jose based Chairman and Chief Executive Officer Chet Silvestri has resigned as an officer and director and has been replaced as Chairman by board member Peter McManamon and as CEO by Gideon Wertheizer, who previously served as Executive Vice President and General Manager of the DSP Cores Division of the Company. In addition, the Company’s Chief Financial Officer, Christine Russell, has resigned and has been replaced by Yaniv Arieli, who most recently served as President of US Operations and Investor Relations of DSP Group, Inc.(NASDAQ: DSPG).

“Chet and Christine have made important contributions to the Company and we appreciate the time and effort they devoted to the Company during their tenure”, stated Peter McManamon, Chairman of the Company.

“I have been pleased with the progress the Company has made in integrating the organization and product lines of CEVA. The Company has now become the industry leader in providing DSP-centric IP solutions for the cellular handset and multimedia markets and I am confident that the new management can continue to fulfill the promise of the combined organization,” commented Chet Silvestri.

Regarding the appointments of Gideon Wertheizer and Yaniv Arieli, Mr. McManamon added that “Gideon has played a major role in the development of CEVA over the years and brings a sharply focused vision to his new office based on his broad business background and experience in the semiconductor industry. Yaniv’s financial background including his role as controller of DSP Group, Inc. and experience in maintaining excellent communication with the investor community will reinforce our relations with the Company’s shareholder base.”

The Board expects the transition to be seamless and to be completed by end of the second quarter of 2005. In connection with the reorganization, the Company expects to take a charge currently estimated to be between $1.2 million to $1.8 million in the second quarter of 2005. The Company currently expects that the reorganization, once completed, will reduce its operating expenses, primarily those related to general and administrative functions, by an estimated amount of $2.0 million to $3.0 million on an annualized basis.

About CEVA, Inc.

CEVA is a leading licensor of DSP, communications and multimedia solutions to the semiconductor industry. CEVA licenses a family of programmable DSP cores, associated SoC system platforms, and a portfolio of application platforms including video processing, audio processing, speech processing, GPS location, Serial-ATA (SATA) and VoIP. In 2004, CEVA's silicon IP was shipped in more than 100 million devices. For more information, visit www.ceva-dsp.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning the impact of the Company’s reorganization and the associated costs and the potential for increased profitability and operational cost savings that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of slow growth; that the market for the sale of our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; that we rely significantly on revenue derived from a limited number of licensees; the possible loss of key employees and/or senior management; and the challenges of managing a geographically dispersed operation, as well as our ability to timely and successfully complete the reorganization. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.